Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Michelle Frith Hargis
Cooksey Communications
(972) 580-0662, ext. 14
michelle@cookseypr.com

OMNIAMERICAN INCREASES FOCUS ON COMMERCIAL AND RETAIL BANKING WITH BUSINESS LINE EXIT, REDUCED EXPENSES

Fort Worth, Texas - October 9, 2013 - In an effort to focus resources on commercial, mortgage and retail banking, OmniAmerican Bancorp, Inc. (OABC) announced today that its subsidiary, OmniAmerican Bank, is discontinuing the purchase of auto loans originated through auto dealerships. Additionally, the bank is taking various actions to reduce overall costs and to increase efficiency.

“Our exit from the auto dealer market and our cost reduction measures are critical to our success as a full-service, relationship-focused community bank,” said Tim Carter, president and CEO of OmniAmerican Bank. “OmniAmerican is financially strong and committed to enhancing shareholder value while delivering an exceptional customer experience.”

In addition to exiting the auto dealer market, OmniAmerican is further reducing costs by eliminating 24 positions, which is approximately eight percent of the bank’s total workforce. These workforce reductions will primarily come from the elimination of positions in auto lending and administrative functions. Relative to these changes, OmniAmerican expects to record combined charges of approximately $800,000 in employee separation expense in the 4th quarter of 2013.

“Interest margin pressure and the competitive rate environment are impacting the profitability of banks across the nation,” Carter said. “In order to adjust to these pressures, we must continually streamline our processes and find new ways to reduce our expenses. The elimination of positions to achieve a cost reduction is never an easy decision, and is not one that was taken lightly.”

About OmniAmerican Bancorp, Inc.
OmniAmerican Bancorp, Inc. is traded on the NASDAQ Global Select Market under the symbol “OABC” and is the holding company for OmniAmerican Bank, a full-service financial institution headquartered in Fort Worth, Texas. OmniAmerican Bank operates 15 full-service branches in the Dallas/Fort Worth Metroplex and offers a full array of consumer products and services as well as business/commercial services, mortgages and retirement planning. Founded over 50 years ago, OmniAmerican Bank had $1.32 billion in assets at June 30, 2013 and is

Exhibit 99.1

proud to provide the highest level of personal service. Additional information is available at www.OmniAmerican.com.